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                                                                   EXHIBIT 10.22

           SUMMARY OF FISCAL 2007 NAMED EXECUTIVE OFFICER COMPENSATION

Set forth is a summary of fiscal 2007 compensation arrangements between Synovis Life Technologies, Inc. (the "Company") and certain of its executive officers who are expected to constitute the Company's "named executive officers" (defined in Regulation S-K Item 402(a)(3)) for the year. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors, subject only to the terms of the Management Change in Control Agreements between the Company and these executive officers (the forms of which have been filed or incorporated by reference as exhibits to the Company's annual report on Form 10-K).

BASE SALARY

Effective November 1, 2006, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position                                                  Base Salary
-------------------------                                                  -----------
Karen Gilles Larson                                                        $   375,000
(Chief Executive Officer)

Richard W. Kramp                                                           $   225,000
(President of Synovis Life Technologies, Inc.)

David A. Buche                                                             $   194,854
(Vice President and Chief Operating Officer of
 Synovis Surgical Innovations)

Mary L. Frick                                                              $   176,970
(Vice President of Regulatory Affairs, Clinical Affairs and Quality)

B. Nicholas Oray, Ph.D.                                                    $   178,189
(Vice President of Research and Development)

ANNUAL CASH INCENTIVE COMPENSATION

For fiscal 2007, the Company's named executive officers are eligible to receive annual cash incentive compensation up to 5% of their base salary based upon a subjective evaluation by the Company's Compensation Committee of the Board of Directors of the individual executive officer's performance and achievement of specific individual objectives during the period. For fiscal 2007, the Compensation Committee also established an incentive cash compensation program based upon achievement of Company financial performance goals. Additional cash incentive compensation may be awarded at the discretion of the Compensation Committee for performance or achievement above individual goals.

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STOCK OPTIONS - OFFICERS

On November 1, 2006, options to purchase shares of common stock, at an exercise price of $7.50 per share (the closing price of a share of common stock on the date of the grant), were awarded to each named executive officer under the Company's 2006 Stock Incentive Plan as follows:

Name                                     Options Granted
----                                     ---------------
Karen Gilles Larson                           30,000
Richard W. Kramp                              75,000
David A. Buche                                12,000
Mary L. Frick                                 10,000
B. Nicholas Oray, Ph.D.                       10,000

The options vest in increments of one-third on October 31, 2007, 2008 and 2009, respectively, and expire five years following the date of the grant.

Ms. Larson has previously announced her intention to retire as Chief Executive Officer of the Company effective January 3, 2007, but will remain as a director on the Company's Board of Directors. The option grant to Ms. Larson was made in conjunction with the Company's option grants to non-employee directors and the terms and conditions of such grant are related to Ms. Larson's term and performance as a director. Accordingly, the option grant will not expire upon her retiring as President and Chief Executive Officer, and any such termination of Ms. Larson's option grant would be based on her tenure as a Board member.

STOCK OPTIONS - DIRECTORS

On November 1, 2006, options to purchase shares of common stock listed below, at an exercise price of $7.50 per share (the closing price of a share of common stock on the date of the grant), were awarded to each named executive officer under the Company's 2006 Stock Incentive Plan:

Name                                     Options Granted
----                                     ---------------
Timothy M. Scanlan                            30,000
Karen Gilles Larson                           30,000
William G. Kobi                               30,000
Mark F. Palma                                 30,000
Richard W. Perkins                            30,000
Sven A. Wehrwein                              30,000

The options vest in increments of one-third on October 31, 2007, 2008 and 2009, respectively, and expire five years following the vest date.

BENEFITS

The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to its executive officers. The same benefits are available to all Company employees.